Exhibit 1

FOR IMMEDIATE RELEASE

August 4, 2003

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Repurchase of Shares
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that at the meeting of the board of directors of Nissin Co., Ltd. (“Nissin”) held on August 4, 2003, a resolution was adopted for the repurchase of Nissin’s shares as follows, pursuant to the resolution on stock repurchases passed at the ordinary general shareholders’ meeting held on June 24, 2003.

(1)	Type of shares to be repurchased	Common stock of Nissin
(2)	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
(3)	Aggregate purchase price of shares	Up to JPY 2,000,000,000
(4)	Method of repurchase	Purchase on the Tokyo Stock Exchange

Note: Depending on the market trend, some or all of these repurchases may not be executed.

[Reference 1] Matters resolved at the ordinary general shareholders’ meeting held on June 24, 2003:

(1)	Type of shares to be repurchased	Common stock of Nissin

(2)	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
(3)	Aggregate purchase price of shares	Up to JPY 2,000,000,000

[Reference 2] Number of shares repurchased since the resolution on stock repurchases was passed at the ordinary general shareholders’ meeting on June 24, 2003:

(1)	Aggregate number of shares repurchased	—
(2)	Aggregate purchase price	—

End of Document

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